As filed with the Securities and Exchange Commission on October 31, 2011

Registration No. 333-156787

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act Of 1933

HEARTLAND FINANCIAL USA, INC.
(Exact name of registrant as specified in its charter)

Delaware	42-1405748
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

1398 Central Avenue
Dubuque, Iowa 52001
(563) 589-2100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Lynn B. Fuller
President, Chief Executive Officer and Chairman
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52001
(563) 589-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John E. Freechack
Joseph T. Ceithaml
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, IL 60606
(312) 984-3100

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of ''large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated Filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY STATEMENT

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (Registration No. 333-156787), filed on January 16, 2009, registering 81,698 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $1.00 par value per share (the “Series B Preferred Stock”), a warrant to purchase of 609,687 shares of common stock, $1.00 par value per share (the “Warrant”), and 609,687 shares of common stock issuable upon exercise of the Warrant, in each case for resale by selling securityholders. The Registrant issued the Series B Preferred Stock and the Warrant to the United States Department of the Treasury (“Treasury”) in December 2008 pursuant to the Capital Purchase Program created by Treasury under the Troubled Asset Purchase Program.

On September 15, 2011, pursuant to a letter agreement with Treasury, the Registrant repurchased all 81,698 of the shares of Series B Preferred Stock. On September 28, 2011, pursuant to a letter agreement with Treasury, the Registrant repurchased the Warrant, no portion of which had been previously exercised.

In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a Post-Effective Amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed by the Registrant to deregister the 81,698 shares of Series B Preferred Stock, the Warrant and the 609,687 shares of common stock underlying the Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dubuque, State of Iowa, on the 31st day of October, 2011.

HEARTLAND FINANCIAL USA, INC.
By:	/s/ Lynn B. Fuller
Lynn B. Fuller President, Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated on the 31st day of October, 2011.

Signature	Title
/s/ Lynn B. Fuller
Lynn B. Fuller	President, Chief Executive Officer, Chairman and Director (principal executive officer)

/s/ John K. Schmidt
John K. Schmidt	Executive Vice President, Chief Financial Officer and Director (principal financial and accounting officer)
*
James F. Conlan	Director
*
John W. Cox, Jr.	Director
*
Mark C. Falb	Director
*
Thomas L. Flynn	Director
*
James R. Hill	Director

*By:	/s/ John K. Schmidt
John K. Schmidt Attorney-in-Fact